Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE Contacts MEDIA Jim Sabourin 423 294 6043 INVESTORS Tom White 423 294 8996

Ronald P. O’Hanley joins Unum’s Board of Directors

CHATTANOOGA, Tenn. (Feb. 26, 2015) – Unum Group (NYSE:UNM) announced today that Ronald P. O’Hanley, former president of Asset Management and Corporate Services for Fidelity Investments, has been elected to serve as a director of the company.

At Fidelity, O’Hanley had oversight of all Fidelity Asset Management organizations, including Fidelity Management & Research Company (FMRCo), Pyramis Global Advisors and the Asset Allocation teams, with a combined total of $1.9 trillion in assets under management. He was also a member of Fidelity’s Executive Committee.

“We are very happy to welcome Ron to our board,” said William J. Ryan, chairman of the board of Unum Group. “He brings significant expertise in financial services, and I am certain his perspective and experience will be a tremendous asset to Unum.”

As a Unum board member, O’Hanley will serve on the human capital and risk and finance committees.

Prior to joining Fidelity, O’Hanley served as president and chief executive officer of BNY Mellon Asset Management in Boston, and vice chairman of Bank New York Mellon Corp. Before joining Mellon, he was a partner at McKinsey & Company, Inc

O’Hanley serves on the boards of the Boston Public Library Foundation, Beth Israel Deaconess Medical Center, the EastWest Institute, The Boston Foundation, the Committee for Economic Development, the Institute of Contemporary Art, and the Maxwell School of Citizenship and Public Administration at Syracuse University.

He received his bachelor’s in political science from Syracuse University and his MBA from Harvard Business School.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.5 billion in 2014, and provided $6.7 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.